Exhibit 3.6

AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS OF BARNES & NOBLE, INC.

The By-Laws of the Company are hereby amended to add the following Section 7 to Article VII of the Company’s By-Laws:

“SECTION 7. Electronic Securities Recordation. Notwithstanding the foregoing provisions of this Article VII, the Corporation may adopt a system of issuance, recordation, conversion and transfer of its shares of capital stock by electronic or other means not involving any issuance of certificates, provided that the use of such system by the Corporation is permitted by applicable law.”